                                                               FILED PURSUANT TO
                                                              SEC RULE 424(b)(3)
                                                     REGISTRATION NO. 333-122229

           QUADRIGA SUPERFUND, L.P. - SERIES A AND SERIES B SUPPLEMENT
            DATED JUNE 1, 2005 TO PROSPECTUS DATED FEBRUARY 28, 2005

     On page 1 of the Prospectus, the Trading Advisor for Quadriga AG is Quadriga Trading Management Inc.

                          MARCH 2005 PERFORMANCE UPDATE

------------------------------------------------------------------------------------------------------
                  Jan.         Feb.          Mar.      01/01/05 -     Total NAV      NAV per Unit
                                                        03/31/05       03/31/05        03/31/05
------------------------------------------------------------------------------------------------------
Series A         (9.87)%       1.78%        6.15%        (2.62)%     $31,804,723      $1,428.28
------------------------------------------------------------------------------------------------------
Series B        (14.75)%       3.94%        8.49%        (3.86)%     $42,639,718      $1,663.54
------------------------------------------------------------------------------------------------------


All performance is reported net of fees and expenses

Results for January 2005:

         The first month of the year 2005 showed a sharp decline of metal prices causing significant losses for the fund's long positions.

         Also, short positions in foreign currencies were not successful due to the rising US Dollar and therefore lost considerably.

         Long positions in the stock index markets were also contributing to this month's negative performance.

         During the month of January 2005, Series A lost 9.87% and Series B lost 14.75%, including charges.

Results for February 2005:

         Rising energy prices led to a positive result of the "long" strategy of the fund for these markets.

         Long positions in stock index markets performed almost as well and were contributing to this month's positive fund performance together with combined long and short positions in other financial futures sectors.

         A "long/short" strategy in the agricultural markets was not quite successful and marked the only noteworthy loss for this month.

         For February 2005, Series A gained 1.78% and Series B gained 3.94%, each including charges.

Results for March 2005:

         During the first half month of March, the US Dollar was on a rise again and this development caused substantial losses to the fund's short positions in non-domestic currencies.

         The trading performance of the financial futures was positive due to short positions in bonds and notes and both long and short positions in interest rates.

         However, the most important influence on this month's performance resulted from long positions in the energy sector, which were able to take significant profits from sharply rising prices.

         In March 2005, the net asset value of Series A and B increased by 6.15% and 8.49%, respectively, including charges.

         For the first quarter of 2005, the most profitable market group overall was the energy sector while the highest losses resulted from positions in the foreign currencies markets.

/s/ Christian Baha
Christian Baha, President
Superfund Capital Management, Inc.
General Partner
Quadriga Superfund, L.P.

                            STATEMENTS OF OPERATIONS
                        THREE MONTHS ENDED MARCH 31, 2005
                                   (UNAUDITED)

                                                     SERIES A            SERIES B
                                                    -----------         -----------
INVESTMENT INCOME, interest                         $   168,028         $   214,765
                                                    -----------         -----------
EXPENSES
   Management fee                                       137,859             180,070
   Organization and offering expenses                    74,518              97,336
   Operating expenses                                    11,178              14,600
   Selling commission                                   298,075             389,341
   Incentive fee                                              -                   -
   Brokerage commissions                                387,384             516,752
   Other                                                    884                 607
                                                    -----------         -----------
        Total expenses                                  909,898           1,198,706
                                                    -----------         -----------
NET INVESTMENT LOSS                                    (741,870)           (983,941)
                                                    -----------         -----------
REALIZED AND UNREALIZED GAIN
 (LOSS) ON INVESTMENTS
   Net realized gain (loss) on futures
     and forward contracts                             (719,290)         (1,801,145)
    Net change in unrealized appreciation or
        depreciation on futures and forward
        contracts                                       704,350           1,266,469
                                                    -----------         -----------
NET LOSS ON INVESTMENTS                                 (14,940)           (534,676)
                                                    -----------         -----------
NET DECREASE IN
   NET ASSETS FROM OPERATIONS                       $  (756,810)        $(1,518,617)
                                                    ===========         ===========

                       STATEMENTS OF CHANGES IN NET ASSETS
                        THREE MONTHS ENDED MARCH 31, 2005
                                   (UNAUDITED)


                                                       SERIES A             SERIES B
                                                     ------------         ------------
DECREASE IN NET ASSETS FROM OPERATIONS
   Net investment loss                               $   (741,870)        $   (983,941)
   Net realized loss on futures and forward
       contracts                                         (719,290)          (1,801,145)
   Net change in unrealized appreciation or
       depreciation on futures and forward
       contracts                                          704,350            1,266,469
                                                     ------------         ------------
NET DECREASE IN NET ASSETS FROM OPERATIONS               (756,810)          (1,518,617)
                                                     ------------         ------------
CAPITAL SHARE TRANSACTIONS
   Issuance of shares                                   2,047,052            3,779,746
   Redemption of shares                                (1,253,788)          (2,095,775)
                                                     ------------         ------------
NET INCREASE IN NET ASSETS FROM CAPITAL SHARE
   TRANSACTIONS                                           793,264            1,683,971
                                                     ------------         ------------
NET INCREASE IN NET ASSETS                                 36,454              165,354

NET ASSETS, beginning of period                        31,768,269           42,474,364
                                                     ------------         ------------
NET ASSETS, end of period                            $ 31,804,723         $ 42,639,718
                                                     ============         ============

SHARES, beginning of period                            21,660.138           24,547.544
ISSUANCE OF SHARES                                      1,492.170            2,368.980
REDEMPTION OF SHARES                                     (884.500)          (1,284.544)
                                                     ------------         ------------
SHARES, end of period                                  22,267.808           25,631.980
                                                     ============         ============






/s/ Gerhard Entzmann
Dr. Gerhard Entzmann, Secretary
Superfund Capital Management, Inc.
General Partner
Quadriga Superfund, L.P.